                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (Amendment No. 7)(1)


                                  SAFEWAY INC.
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)


                                   786514-20-8
                                 (CUSIP Number)



                                December 31, 1999
             (Date of Event Which Requires Filing of this Statement)



         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]      Rule 13d-1(b)

         [ ]      Rule 13d-1(c)

         [X]      Rule 13d-1(d)

--------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.   786514-20-8                13G             PAGE   2   OF   7   PAGES
         ---------------------                              -----    -----


  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          SSI ASSOCIATES, L.P.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          -0-
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          -0-
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO.   786514-20-8                13G             PAGE   3   OF   7   PAGES
         ---------------------                              -----    -----


  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          KKR PARTNERS II, L.P.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          -0-
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          -0-
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

ITEM 1.

         (a)      NAME OF ISSUER:

                  Safeway Inc.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  5918 Stoneridge Mall Road
                  Pleasanton, California  94588

ITEM 2.

         (a)      NAME OF PERSONS FILING:

                  SSI Associates, L.P.
                  KKR Partners II, L.P.

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  c/o Kohlberg Kravis Roberts & Co.
                  9 West 57th Street
                  New York, New York 10019

         (c)      CITIZENSHIP:

                  SSI Associates, L.P. - Delaware
                  KKR Partners II, L.P. - Delaware

         (d)      TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.01 per share

         (e)      CUSIP NUMBER:

                  786514-20-8

ITEM 3. Not applicable

ITEM 4. OWNERSHIP

         (a)      AMOUNT BENEFICIALLY OWNED:

                  As of December 31, 1999, neither SSI Associates, L.P., a Delaware limited partnership, nor KKR Partners II, L.P., a Delaware limited partnership, beneficially owned any shares of common stock of Safeway Inc.



                               Page 4 of 7 Pages.

         (b)      PERCENT OF CLASS:

                  -0-

         (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)      Sole power to vote or direct the vote:

                           -0-

                  (ii)     Shared power to vote or to direct the vote:

                           -0-

                  (iii) Sole power to dispose or to direct the disposition of:

                           -0-

                  (iv) Shared power to dispose or to direct the disposition of:

                           -0-

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following [x].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         -0-

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         Not applicable.



                               Page 5 of 7 Pages.

                                   SIGNATURES



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 2000

                                          SSI ASSOCIATES, L.P.

                                          By:  KKR ASSOCIATES, L.P.
                                          Its: General Partner


                                          By: /s/ William Janetschek
                                              ---------------------------------
                                              Name:  William Janetschek
                                              Title: Attorney-in-Fact for
                                                     George R. Roberts,
                                                     General Partner


                                          KKR PARTNERS II, L.P.

                                          By:  KKR ASSOCIATES, L.P.
                                          Its: General Partner


                                          By: /s/ William Janetschek
                                              ---------------------------------
                                              Name:   William Janetschek
                                              Title:  Attorney-in-Fact for
                                                      George R. Roberts,
                                                      General Partner



                               Page 6 of 7 Pages.

                                  EXHIBIT INDEX


Exhibit 1 -       Joint Filing Agreement (incorporated by reference to Exhibit 1 to the Schedule 13G of SSI Associates, L.P. and KKR Partners
                  II, L.P. filed on February 14, 1992).

Exhibit 24 -      Power of Attorney





                               Page 7 of 7 Pages.